Exhibit 3.1
CIM COMMERCIAL TRUST CORPORATION
ARTICLES OF AMENDMENT
        CIM Commercial Trust Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
        FIRST: The charter of the Company (the “Charter”) is hereby amended to change the name of the Company to “Creative Media & Community Trust Corporation.”  All references in the Charter to “CIM Commercial Trust Corporation” are hereby changed to “Creative Media & Community Trust Corporation.”
        SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.
THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 10th day of March, 2022.

ATTEST:	CIM COMMERCIAL TRUST CORPORATION

/s/ Nathan D. DeBacker	By:	/s/ David Thompson
Name: Nathan D. DeBacker		Name: David Thompson
Title: Chief Financial Officer		Title: Chief Executive Officer